As filed with the Securities and Exchange Commission on May 12, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

JA Solar Holdings Co., Ltd.

(Exact name of Registrant as specified in its charter)

Cayman Islands	3674	N.A.
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Jinglong Group Industrial Park

Jinglong Street

Ningjin, Hebei Province 055550

The People’s Republic of China

(86-319) 580-0760

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, NY10011

(212) 894-8400

(Name, address and telephone number of agent for service)

Copy of all communications, including communications sent to the agent for service, to:

Gregory G.H. Miao Skadden, Arps, Slate, Meagher & Flom 42/F., Edinburgh Tower, The Landmark 15 Queen’s Road, Central Hong Kong (852) 3740-4700	Peter X. Huang Skadden, Arps, Slate, Meagher & Flom LLP East Wing Office, Level 4 China World Trade Center No. 1, Jian Guo Men Wai Avenue Beijing 100004 China (8610) 6535-5500

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per ordinary share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Ordinary shares, par value $0.0001 per share	—	—	—	—
Debt securities.	—	—	—	—

(1)	An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminable prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(2)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

PROSPECTUS

JA Solar Holdings Co., Ltd.

American Depositary Shares

Debt Securities

JA Solar Holdings Co., Ltd., or JA Solar, from time to time, may offer to sell American Depositary Shares, or ADSs, and debt securities. As of the date of this prospectus, each ADS represents one ordinary share, par value US$0.0001 per share. The debt securities may be convertible into or exercisable or exchangeable for our ordinary shares or ADSs. Our ADSs are listed on the NASDAQ Global Market, and trade under the ticker symbol “JASO.”

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered and the offering will be described in a supplement to this prospectus each time we sell securities under this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our securities may be offered directly, through agents designated from time to time by us or to or through underwriters or dealers, on a continuous or delayed basis. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

Before you invest in our securities, you should carefully read and consider the risk factors included this prospectus, in our periodic reports and other information that we file with the Securities and Exchange Commission and incorporate by reference in this prospectus and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated May 12, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission, or the SEC, utilizing the “shelf” registration process, relating to ADSs and debt securities described in this prospectus. Under this shelf registration process, we may sell an unlimited amount of any combination of the securities described in this prospectus from time to time and in one or more offerings.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, when we use the terms “JA Solar,” the “Company,” “we,” “us” or “our,” we mean JA Solar Holding Co., Ltd. and its subsidiaries, on a consolidated basis, unless otherwise indicated or the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any of this information in the SEC’s Public Reference Room, 100 F Street, NE, Washington, DC 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You can obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains annual reports and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” information into this prospectus, which means that we are disclosing important information to you by referring you to other documents filed separately with the SEC. These documents contain important information about JA Solar and are an important part of this prospectus. We incorporate by reference in this prospectus our annual report on Form 20-F for the fiscal year ended December 31, 2007 filed on May 9, 2008 (including any information incorporated by reference therein).

In addition, all subsequent annual reports on Form 20-F that we file pursuant to the Exchange Act and all other documents that we file pursuant to the Exchange Act which state that they are to be made a part of this registration statement until we sell all of the securities offered by this prospectus are hereby incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K subsequent to the date of this prospectus by stating in those Forms 6-K that they are being incorporated by reference into this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2007 filed on May 9, 2008, contains a description of our business and audited consolidated financial statements with reports by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in the applicable prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement that is so modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by calling us at (86) 21-6095-5999 or writing to us at the following address: Jinglong Group Industrial Park, Jinglong Street, Ningjin, Hebei Province 055550, the People’s Republic of China.

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where such offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk factors” included or incorporated by reference in this prospectus which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Forward-looking statements typically are identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions or the negative of these words or expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our expectations regarding the worldwide demand for electricity and the market for solar energy;

•	our beliefs regarding the effects of environmental regulation, lack of infrastructure reliability and long-term fossil fuel supply constraints;

•	our beliefs regarding the inability of traditional fossil fuel-based generation technologies to meet the worldwide demand for electricity;

•	our beliefs regarding the importance of environmentally friendly power generation;

•	our expectations regarding governmental support for the deployment of solar energy;

•	our beliefs regarding the acceleration of the adoption of solar technologies;

•	our expectations with respect to advancements in our technologies, including commercialization of the Pluto and thin film technologies;

•	our beliefs regarding the competitiveness of our PV products;

•	our expectations regarding the expansion of our manufacturing capacity;

•	our expectations with respect to increased revenue growth and profitability resulting from increases in our production volumes;

•

our expectations with respect to our ability to secure raw materials in the future in sufficient quantities and at commercially reasonable prices to support our targeted production output and capacity expansion;

•	our goal to continue to improve the conversion efficiency rates of our PV cells while reducing manufacturing costs;

•	our future business development, results of operations and financial condition; and

•	competition from other manufacturers of PV products, conventional energy suppliers and non-solar renewable energy providers.

This prospectus also contains or incorporates data related to the solar power market worldwide and in China. These market data include projections that are based on a number of assumptions. The solar power market may not grow at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs or the value of our other securities. In addition, the rapidly changing nature of the solar power market subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may be materially different from the projections based on these assumptions. Therefore, you should not rely upon forward-looking statements as predictions of future events.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

OUR COMPANY

We were incorporated in May 2005 and commenced commercial operations in April 2006. We believe we are one of the leading manufacturers of high-performance solar cells based in China as measured by solar cell production in 2007.

We are focused on solar cell design and manufacturing, a stage in the solar power industry value chain that we believe has a significant amount of technology value added which results in higher profit potential and higher barriers to entry. We design, manufacture and market high-performance solar cells, which are made from specially processed silicon wafers. We sell our products to solar module manufacturers who assemble and integrate our solar cells into modules and systems and convert sunlight into electricity through a process known as the photovoltaic effect. Solar cells are the key components of solar modules. Solar modules and systems that incorporate our products are distributed globally, including to end-customers in China, Germany, South Korea, Spain, Sweden and the United States.

With our experienced technical and production teams, we reached full production capacity on our first manufacturing line in July 2006. We have since added additional manufacturing lines and are building new lines which we expect will, upon their expected completion, significantly increase our yearly production capacity. In aggregate, we expect our production capacity to reach 500 MW per annum by the end of 2008. We are also building a new research and development center in Yangzhou, China.

Access to supplies of silicon wafers, the most important raw material for manufacturing solar cells, is crucial to the success of solar cell manufacturers, including us. We have entered into long term wafer supply contracts with, among others, Jinglong Industry and Commerce Group Co., Ltd., which is owned by the shareholders of our largest shareholder, Jinglong Group Co., Ltd., as well as M.SETEK Co., Ltd, or M.SETEK, Jiangsu Shunda Semiconductor Development Co., Ltd., ReneSola Ltd. and Jiangsu Zhongneng Silicon Technology Development Co., Ltd., a subsidiary of GCL Silicon Technology Holdings Ltd. To further mitigate the industry-wide shortage of polysilicon, we have also entered into a 12-month polysilicon supply agreement with M.SETEK, under which polysilicon deliveries to us began in January 2008. In addition, to protect against supply shortfalls due to delays or failures by our suppliers to deliver amounts specified under these contracts, we actively engage in discussions with other potential suppliers to secure additional supplies of silicon wafers and/or polysilicon materials.

We are a publicly traded Cayman Islands company. Our ADSs representing our ordinary shares are listed on the NASDAQ Global Market under the symbol “JASO.” Our headquarters and principal executive offices are located at Jinglong Group Industrial Park, Jinglong Street, Ningjin, Hebei Province 055550, the People’s Republic of China. Our telephone number at this address is (86) 319-580-0760 and our website address is http://www.jasolar.com. Information contained in or linked to from our website does not constitute part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 20-F, which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

USE OF PROCEEDS

Unless otherwise described in an applicable prospectus supplement, we intend to use the net proceeds from any sale of securities under this prospectus for general corporate purposes, including working capital, capital expenditures and acquisitions of or investments in business or assets.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by fixed charges. For this purpose, fixed charges consist of interest costs both expensed and capitalized, one third of our rental expenses relating to operating leases, and the amount of pre-tax earnings required to cover our preferred stock accretion. Earnings consists of the following: pre-tax income from continuing operations before adjustment for minority interests or income or loss from equity investees, plus fixed charges and amortization of capitalized interest, less any capitalized interest and the amount of pre-tax earnings required to cover our preferred stock accretion.

	Period from May 18, 2005 through December 31, 2005		Year ended December 31,		Three months ended March 31, 2008
			2006	2007
Ratio of earnings to fixed charges	Note	(a)	15.4	34.1	73.4

(a)	Due to our loss in 2005, the coverage ratio was less than 1:1. Additional earnings of RMB 3.1 million would have been necessary to achieve a coverage ratio of 1:1.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association and the Companies Law (2007 Revision) of the Cayman Islands, which is referred to below as the Companies Law. A Cayman Islands exempted company is a company that conducts its business outside of the Cayman Islands, is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies, does not have to make its register of shareholders open to inspection and may obtain an undertaking against the imposition of any future taxation.

Our authorized share capital consists of 500,000,000 shares, par value $0.0001 per share. As of the date of this prospectus, 154,355,500 ordinary shares were outstanding.

The following are summaries of material terms and provisions of our third amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ADSs and ordinary shares. This summary is not complete, and you should read our memorandum and articles of association, which has been filed as an exhibit to our registration statement on Form F-1 relating to this offering. For information on how to obtain copies of our third amended and restated memorandum and articles of association, see “Where You Can Find More Information.”

Meetings

Subject to our third amended and restated articles of association, an annual general meeting and any extraordinary general meeting will be called by not less than ten clear days’ notice in writing. Notice of every general meeting will be given to all of our shareholders.

A meeting may be called by shorter notice than that mentioned above, but, subject to our articles of association, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders (or their proxies) entitled to attend and vote at the meeting; or (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95.0% in nominal value of the ordinary shares giving that right.

No business other than the appointment of a chairman of the meeting may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman of the meeting. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders’ meetings.

Two of our members present in person or by proxy or corporate representative representing not less than one third in nominal value of our total issued voting shares shall be a quorum. A corporation being a shareholder shall be deemed for the purpose of our articles of association to be present in person if represented by its duly authorized representative. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “Modification of Rights” below.

Voting Rights Attaching to the Shares

Subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each share which such shareholder is the holder. Voting at any meeting of the shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman or at least three shareholders present in person or by proxy holding at least 10.0% in par value of the shares giving a right to attend and vote at the meeting.

Any ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes cast at a meeting of our shareholders, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a meeting of our shareholders. Holders of our ordinary shares may by ordinary resolution, among other things, elect directors, and make alterations of capital. See “—Alteration of Capital.” A special resolution is required for matters such as a change of name. See “—Modification of Rights.”

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting.

If a recognized clearing house (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, unlike the requirement under Delaware General Corporation Law where cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provisions in our memorandum and articles of association to allow cumulative voting for such elections.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issuance of new shares under either Cayman Islands law or our memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares, if we shall be wound up the liquidator may, with the sanction of a special resolution and any other sanction required by the Companies Law, divide among our shareholders in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for that purpose, value any assets as the liquidator deems fair upon any asset and determine how the division shall be carried out as between our shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest any part of such assets in trustees upon such trusts for the benefit of our shareholders as the liquidator, with the like sanction, shall think fit, but so that no contributory shall be compelled to accept any shares or other property upon which there is a liability. If we shall be wound up, and the assets available for distribution among our shareholders as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if winding up the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst our shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively.

Modification of Rights

Except with respect to share capital (as described below) and the location of the registered office, alterations to our memorandum and articles of association or to our name may only be made by special resolution of no less than two-thirds of votes cast at a meeting of our shareholders.

Subject to the Companies Law, all or any of the special rights attached to any class, unless otherwise provided for by the terms of issue of the shares of that class, may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our articles of association relating to general meetings shall apply mutatis mutandis to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting shall be a person or persons together holding, or represented by proxy, on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

We may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•

without prejudice to powers granted to us regarding issuing of shares, divide our shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by us in general meeting, as our directors may determine;

•

subdivide our shares or any of them into shares of smaller amount than that fixed by our memorandum of association and may by such resolution determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as we have power to attach to unissued or new shares; and

•

cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve fund in any manner authorized by law.

Transfer of Shares

Subject to any applicable restrictions set forth in our articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any other form which our directors may approve.

Our board of directors may, in its absolute discretion, decline to register any transfer of any share without assigning any reasons therefor.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Share Repurchase

We are empowered by the Companies Law and our articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the Nasdaq Global Market, or by any recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Law and our articles of association, in general meeting we may declare dividends in any currency, but no dividends shall exceed the amount recommended by our board of directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, with respect to any shares not fully paid throughout the period in respect of which the dividend is paid, all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. For these purposes no amount paid up on a share in advance of calls shall be treated as paid up on the share.

Our board of directors may from time to time pay to our shareholders such interim dividends as appear to our directors to be justified by our profits. Our directors may also pay dividends semi-annually or at other intervals to be selected by them at a fixed rate if they are of the opinion that the profits available for distribution justify the payment. The board may also declare and pay special dividends as they think fit.

Our board of directors may retain any dividends or other monies payable on or in respect of a share upon which we have a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists. Our board of directors may also deduct from any dividend or other monies payable to any shareholder all sums of money, if any, presently payable by him or her to us on account of calls, installments or otherwise.

No dividend shall carry interest against us.

Whenever our board of directors or we in general meeting have resolved that a dividend be paid or declared on our share capital, the board of directors may further resolve: (a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up on the basis that the shares so allotted are to be of the same class as the class already held by the allottee, provided that those of our shareholders entitled thereto will be entitled to elect to receive such dividend, or part thereof, in cash in lieu of such allotment; or (b) that those of our shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our board of directors may think fit on the basis that the shares so allotted are to be of the same class as the class already held by the allottee. We may upon the recommendation of our board of directors by ordinary resolution resolve in respect of anyone particular dividend that notwithstanding the foregoing a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid without offering any right to our shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to a holder of shares may be paid by check or warrant sent through the post addressed to the registered address of our shareholder entitled, or in the case of joint holders, to the registered address of the person whose name stands first in our register of shareholders in respect of the joint holding to such person and to such address as the holder or joint holders may in writing direct. Every check or warrant so sent shall be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on our register of shareholders in respect of such shares, and shall be sent at his or their risk and the payment of any such check or warrant by the bank on which it is drawn shall operate as a good discharge to us in respect of the dividend and/or bonus represented thereby, notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement there on has been forged.

Any dividend unclaimed for six years from the date of declaration of such dividend may be forfeited by the board of directors and shall revert to us.

Our board of directors may, with the sanction of the shareholders in general meeting, direct that any dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe securities of any other company, and where any difficulty arises in regard to such distribution our directors may settle it as they think expedient, and in particular may disregard fractional entitlements, round the same up or down or provide that the same shall accrue to our benefit, and may fix the value for distribution of such specific assets and may determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to our board of directors.

Untraceable Shareholders

We are entitled to sell any shares of our shareholder who is untraceable, provided that:

•	all checks or warrants, not being less than three in total number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years;

•

we have not during that time or before the expiry of the three-month period referred to in the last bullet under this section received any indication of the existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

•

upon expiration of the 12-year period, we have caused an advertisement to be published in newspapers, giving notice of its intention to sell these shares, and a period of three months or such shorter period has elapsed since the date of such advertisement.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Board of Directors

We are managed by a board of directors which currently consists of eight members. Our articles of association provide that the board of directors shall consist of not less than two directors. The Chairman of our board has a casting vote in the event of a deadlock.

Our shareholders may by ordinary resolution at any time remove any director before the expiration of his period of office notwithstanding anything in our articles of association or in any agreement between us and such director, and may by ordinary resolution elect another person in his stead. Subject to our articles of association, the directors will have power at any time and from time to time to appoint any person to be a director, either as an addition to the existing directors or to fill a casual vacancy, but so that the total number of directors (exclusive of alternate directors) must not at any time exceed the maximum number fixed in our articles of association.

There are no share ownership qualifications for directors.

Meetings of our board of directors may be convened at any time deemed necessary by any members of our board of directors.

A meeting of our board of directors will be competent to make lawful and binding decisions if any two members of our board of directors are present or represented. At any meeting of our directors, each director, be it by his or her presence or by his or her alternate, is entitled to one vote. A director may vote in respect of any contract or arrangement with us in which he is directly or indirectly interested, provided, such director must declare the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice stating that, by reason of the facts specified in the notice, he is to be regarded as interested in any contracts of a specified description which we may subsequently make.

Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

The remuneration to be paid to the directors shall be such remuneration as the directors shall determine. Under our articles of association, the directors shall also be entitled to be paid their traveling, hotel and other expenses reasonably incurred by them in, attending meetings of the directors, or any committee of the directors, or general meetings of the company, or otherwise in connection with the discharge of his duties as director.

Issuance of Additional Ordinary Shares or Preferred Shares

Our articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our articles of association authorizes our board of directors from time to time the issuance of one or more classes or series of ordinary or preferred shares and to determine the terms and rights of that class or series to the extent permitted by the Companies Law, including, amongst other things:

•	the designation of such class or series;

•	the number of shares of such class or series;

•	the dividend rights, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue such class or series of preferred shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. We have no immediate plans to issue any preferred shares.

Issuance of preferred shares may dilute the voting power of holders of ordinary shares. Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.

The listing maintenance requirements of the Nasdaq Global Market, which apply so long as our ADSs are quoted on that market, require shareholder approval of certain issuances of our securities equal to or exceeding 20% of the then outstanding voting power of all our securities or the then outstanding number of our ordinary shares.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Differences in Corporate Law

The Companies Law distinguishes between ordinary resident companies and exempted companies, and we are an exempted company with limited liability under the Companies Law. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The responsibilities of an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value, negotiable or bearer shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant provisions of the Companies Law applicable to us.

Duties of Directors

Under Cayman Islands law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law contains provisions, which impose default fines on persons who fail to satisfy those requirements. However, in many circumstances, an individual is only liable if he knowingly is guilty of the default or knowingly and willfully authorizes or permits the default.

Interested Directors

There are no provisions under Cayman Islands law that require a director who is interested in a transaction entered into by a Cayman company to disclose his interest nor will render such director liable to such company for any profit realized pursuant to such transaction.

Voting Rights and Quorum Requirements

Under Cayman Islands law, the voting rights of shareholders are regulated by the company’s articles of association and, in certain circumstances, the Companies Law. The articles of association will govern matters such as quorum for the transaction of business, rights of shares, and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Under Cayman Islands law, certain matters must be approved by a special resolution which is defined as two-thirds of the votes cast by shareholders present at a meeting and entitled to vote; otherwise, unless the articles of association otherwise provide, the majority is usually a simple majority of votes cast.

Mergers and Similar Arrangements

Cayman Islands law does not provide for mergers as that expression is understood under Delaware General Corporation Law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in-person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is one that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Under Delaware General Corporation law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Delaware law expressly authorizes stockholder derivative suits on the condition that the stockholder held the stock at the time of the transaction of which the stockholder complains, or the stocks of such stockholder was thereafter devolved upon him or her by operation of law. An individual may also commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A plaintiff instituting a derivative suit is required to serve a demand on the corporation before bringing suit, unless such demand would be futile.

Corporate Governance

Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the Nasdaq Global Market, Inc. or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for the indemnification of our directors, auditors and other officers against all losses or liabilities incurred or sustained by him or her as a director, auditor or other officer of our company in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons; and with respect to any criminal action, he or she must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Shareholder Proposals

The Companies Law does not provide shareholders any right to bring business before a meeting or requisition a general meeting.

Approval of Corporate Matters by Written Consent

The Companies Law allows a special resolution to be passed in writing if signed by all the shareholders and authorized by the articles of association. In comparison, under Delaware General Corporation Law special meetings may be called by the board of directors or any other person authorized to do so in the governing documents but shareholders may be precluded from calling special meetings.

Calling of Special Shareholders Meetings

The Companies Law does not have provisions governing the proceedings of shareholders meetings which are usually provided in the articles of association.

Staggered Board of Directors

The Companies Law does not contain statutory provisions that require staggered board arrangements for a Cayman Islands company. Such provisions, however, may validly be provided for in the articles of association.

Issuance of Preferred Shares

The Companies Law allows shares to be, issued with preferred, deferred or other special rights, whether in regard to dividends, voting, return of share capital or otherwise. Our articles of association provide that the directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, in one or more series, whether with regard to dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption and liquidation preferences or otherwise and to such persons, at such times and on such other terms as they think proper.

Anti-takeover Provisions

The Companies Law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred stock, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings and submit shareholder proposals.

Registration Rights

Set forth below is a description of the registration rights we granted to our Series A preference shareholders, all of whose Series A preference shares were converted into ordinary shares upon the completion of our initial public offering in February 2007, pursuant to our Shareholders Agreement dated August 21, 2006.

Demand Registration Rights.    At any time after six months following the closing of our initial public offering, but before the fifth anniversary of a qualified public offering, holders of at least 50% of registrable securities have the right to demand that we file a registration statement covering the offer and sale of their securities. We, however, are not obligated to effect a demand registration if we have already twice, within the 12 month period preceding the date of such demand, effected a registration under the Securities Act or in which the holders had an opportunity to participate through exercising their piggyback registration rights, other than a registration from which the registrable securities of the holders have been excluded.

Piggyback Registration Rights.    If we propose to file a registration statement for a public offering of our securities (other than relating to the exercise of demand registration rights, pursuant to an F-3 registration statement, or relating to any employee benefit plan, corporate reorganization, exchange offer or offering of securities to our existing shareholders), then we must offer holders of registrable securities an opportunity to include in the registration all or any part of their registrable securities.

Form F-3 Registration Rights.    When we are eligible for use of Form F-3, holders of a majority of all registrable securities then outstanding have the right to request that we file a registration statement on Form F-3. We may defer filing of a registration statement on Form F-3 for up to 120 days if we provide the requesting holders a certificate signed by our chief executive officer stating that in the good faith judgment of the board of directors that filing such a registration statement will be materially detrimental to us and our shareholders. We, however, are not obligated to effect a registration on Form F-3 if (i) Form F-3 is not available for such offering by the holders; (ii) if the holders, together with the holders of any other securities of the company entitled to inclusion in such registration, propose to sell registrable securities and such other securities (if any) at an aggregate price to the public of less than US$5 million; or (iii) we have twice, within the 12 month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the registrable securities of holders have been excluded (with respect to all or any portion of the registrable securities of the holders requested to be included in such registration).

Expenses of Registration.    We will pay all registration expenses incurred in connection with any registration. Each holder participating in a registration will bear such holder’s proportionate share of all selling expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the holders. We will not pay any expenses of any registration proceeding begun pursuant to the exercise of demand registration rights if the registration request is subsequently withdrawn at the request of the holders of a majority of the registrable securities to be registered, unless the holders of a majority of the registrable securities then outstanding agree that such registration constitutes the use by the holders of one demand registration. However, holders will not be required to pay any expenses and such registration will not constitute the use of a demand registration if at the time of such withdrawal, the holders have learned of a material adverse change in the condition, business or prospects of the company not known to the holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York, as depositary, will register and deliver American Depositary Shares, or ADSs. Each ADS will represent one ordinary share (or a right to receive one ordinary share) deposited with the principal Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated American Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents see “Where You Can Find More Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Shares your ADSs represent.

•

Cash.    The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•

Shares.    The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

•

Rights to purchase additional shares.    If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•

Other Distributions.    The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the number of deposited shares your ADSs represent.

The depositary will notify you of shareholder meetings and arrange to deliver our voting materials to you if we ask it to. Those materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and of the Memorandum and Articles of Association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We can not assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we will try to give the Depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•        Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•        Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.02 (or less) per ADS	• Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

US$0.02 (or less) per ADSs per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

• converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The Bank of New York, as depositary, has agreed to reimburse us for expenses we incur that are related to establishment and maintenance of the ADS program, including investor relations expenses and Nasdaq application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amount of fees the depositary collects from investors.

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•        Change the nominal or par value of our shares

•        Reclassify, split up or consolidate any of the deposited securities

•        Distribute securities on the shares that are not distributed to you

•         Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 60 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders then outstanding if at any time 30 days shall have expired after the depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADRs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the American Depositary Shares. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by the Depository Trust Company. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated American Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the Deposit Agreement, shall not constitute negligence or bad faith on the part of the Depositary.

DESCRIPTION OF DEBT SECURITIES

We may issue series of debt securities, which may include debt securities convertible to equity. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered hereby may be secured or unsecured, and may be either senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered hereby will be issued under an indenture between us and a trustee. The indenture will be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We can issue an unlimited amount of debt securities under an indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered the initial offering price, the aggregate principal amount and the terms of the debt securities, including the following:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest and the right, if any, to extend the maturity of the debt securities, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium, and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•

the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable and/or convertible into shares of our ordinary shares. The terms, if any, on which the debt securities may be exchanged for and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of ordinary shares or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement. Neither the trustee nor the conversion agent shall have any duty to verify calculations respecting conversions. All such calculations shall be performed by us and our agents. Neither the trustee nor the conversion agent shall have any liability for not verifying our calculations and shall be entitled to rely upon them.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to that of the United States and these securities laws provide significantly less protection to investors; and

•	the Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.

Almost all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States. We have appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers, Dill & Pearman, our special legal counsel as to the laws of the Cayman Islands, and Tian Yuan Law Firm, our counsel as to Chinese law, have advised us respectively that there is uncertainty as to whether the courts of the Cayman Islands or China respectively would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•

entertain original actions brought in the Cayman Islands or China respectively against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers, Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable, other than a sum payable in respect of multiple damages, taxes, or other charges of a like nature or in respect of a fine or other penalty, and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment, (ii) such courts did not contravene the rules of natural justice of the Cayman Islands, (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Tian Yuan Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Under the PRC Civil Procedures Law, courts in China may recognize and enforce foreign judgments based either on treaties between China and the country where the judgment is rendered or on reciprocity arrangements for the recognition and enforcement of foreign judgments between jurisdictions. If there are neither treaties nor reciprocity arrangements between China and a foreign jurisdiction where a judgment is rendered, according to the PRC Civil Procedures Law, matters relating to the recognition and enforcement of a foreign judgment in China may be resolved through diplomatic channels. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or the Cayman Islands. As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions.

PLAN OF DISTRIBUTION

We may sell debt securities and ADSs being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If indicated in an applicable prospectus supplement, we may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions paid for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Unless otherwise specified in an applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our ADSs, representing our ordinary shares, which is listed on the Nasdaq Global Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Certain legal matters with respect to U.S. federal and New York law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom. The validity of our ordinary shares represented by the ADSs will be passed upon for us by Conyers, Dill & Pearman. Legal matters as to Chinese law will be passed upon for us by Tian Yuan Law Firm, Beijing, China. Skadden, Arps, Slate, Meagher & Flom may rely upon Conyers, Dill & Pearman, with respect to matters governed by the laws of the Cayman Islands and upon Tian Yuan Law Firm, Beijing, China with respect to matters governed by Chinese law. If counsel for any underwriter, dealer or agent passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to the offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to JA Solar’s annual report on Form 20-F for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s articles of association provide that the Registrant’s directors and officers shall be indemnified from and against all actions, costs, charges, losses, damages and expenses which they shall or may incur or sustain or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

ITEM 9.	EXHIBITS

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement*

3.1	Third Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 from our registration statement on Form F-1 (File No. 333-146210), as amended, initially filed with the Security and Exchange Commission on September 20, 2007.

4.1	Form of Registrant’s American Depositary Receipt (included in Exhibit 4.3)

4.2	Specimen Certificate of Ordinary Shares of JA Solar Holdings Co., Ltd. (incorporated by reference to Exhibit 4.2 from our Registration Statement on Form F-1 (File No. 333-140002), as amended, initially filed with the Securities and Exchange Commission on January 16, 2007).

4.3	Form of Deposit Agreement among the Registrant, the depositary and Owners and Holders of American Depositary Shares (incorporated by reference to Exhibit 4.3 from our Registration Statement on Form F-1 (File No. 333-140002), as amended, initially filed with the Securities and Exchange Commission on January 16, 2007)

4.4	Form of Indenture

5.1	Opinion of Conyers, Dill & Pearman regarding the validity of the ordinary shares

5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom

12.1	Computation of Ratio of Earnings to Fixed Changes

23.1	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company

23.2	Consent of Conyers, Dill & Pearman (included in Exhibit 5.1)

23.3	Consent of Tian Yuan Law Firm

25.1	Statement of Eligibility on Form T-1 of the Trustee under the Indenture

*	To be filed either by amendment or as an exhibit to a Form 6-K and incorporated by reference herein.

ITEM 10. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering; provided that with respect to a registration statement on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on May 12, 2008.

By:	/s/ HUAIJIN YANG
Name:	Huaijin Yang
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 12th day of May, 2008.

Signatures	Title
/s/ BAOFANG JIN	Chairman of the Board of Directors
Baofang Jin

/s/ HUAIJIN YANG Huaijin Yang	Chief Executive Officer and Director (principal executive officer)

/s/ KANG SUN Kang Sun	President, Chief Operating Officer and Director

/s/ DANIEL LUI Daniel Lui	Chief Financial Officer (principal financial and accounting officer)

/s/ BINGYAN REN Bingyan Ren	Director

/s/ ERYING JIA Erying Jia	Director

/s/ NAI-YU PAI Nai-Yu Pai	Independent Director

/s/ ELMER M. HSU Elmer M. Hsu	Independent Director

/s/ HONGHUA XU Honghua Xu	Independent Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of JA Solar Holdings Co., Ltd., has signed this registration statement or amendment thereto in Newark, Delaware on May 12, 2008.

PUGLISI & ASSOCIATES

By:	/s/ GREG LAVELLE
Name:	Greg Lavelle
Title:	Managing Director

INDEX TO EXHIBITS

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement*

3.1	Third Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 from our registration statement on Form F-1 (File No. 333-146210), as amended, initially filed with the Security and Exchange Commission on September 20, 2007.

4.1	Form of Registrant’s American Depositary Receipt (included in Exhibit 4.3)

4.2	Specimen Certificate of Ordinary Shares of JA Solar Holdings Co., Ltd. (incorporated by reference to Exhibit 4.2 from our Registration Statement on Form F-1 (File No. 333-140002), as amended, initially filed with the Securities and Exchange Commission on January 16, 2007)

4.3	Form of Deposit Agreement among the Registrant, the depositary and Owners and Holders of American Depositary Shares (incorporated by reference to Exhibit 4.3 from our Registration Statement on Form F-1 (File No. 333-140002), as amended, initially filed with the Securities and Exchange Commission on January 16, 2007)

4.4	Form of Indenture

5.1	Opinion of Conyers, Dill & Pearman regarding the validity of the ordinary shares

5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company

23.2	Consent of Conyers, Dill & Pearman (included in Exhibit 5.1)

23.3	Consent of Tian Yuan Law Firm

25.1	Statement of Eligibility on Form T-1 of the Trustee under the Indenture

*	To be filed either by amendment or as an exhibit to a Form 6-K and incorporated by reference herein.